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                                                                    EXHIBIT 99.B


                                 NEWS RELEASE
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CONTACTS:
Neil Berkman Associates               Mark C. Wilmoth, Lowrance Electronics Inc.
(310) 277-5162                        (918) 438-8774
info@berkmanassociates.com            markwilmoth@lowrance.com


      Magellan Corporation & Lowrance Electronics Modify Merger Agreement

             -- Lowrance Stock To Be Exchanged For $7.30 Share --

TULSA, OKLAHOMA - August 30, 1999 -- Lowrance Electronics, Inc. (NASDAQ: LEIX) announced today that it has amended the terms of its merger agreement with California-based Magellan Corporation and Magellan's parent company, Orbital Sciences Corporation (NYSE: ORB). Under the terms of the amended merger agreement, Lowrance stockholders will receive $7.30 in cash for each share of Lowrance stock.

"Lowrance, Magellan and Orbital Sciences continue to work diligently to consummate this merger. Closing is expected during Orbital and Magellan's fourth quarter (October - December). We believe that the combination of our two companies is mutually advantageous and will create a strong satellite-based, consumer and recreational electronics business with annual sales approaching the $150 million level," said Lowrance President and CEO Darrell Lowrance.

Pending approval of the Lowrance stockholders by a vote of 63 1/3 percent at a special stockholder's meeting, the merged will employ more than 1,000 people in locations throughout the world, including product development, manufacturing and distribution centers in Santa Clara and San Dimas, CA; Rochester Hill, MI; Tulsa, OK; Ensenada, Mexico; Moscow, Russia; Sydney, Australia; and Toronto, Canada.

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